Exhibit 99.1

Diamondback Energy, Inc. Announces New Leadership Appointments and Promotions

Midland, TX (February 28, 2019) – Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) today announced a series of leadership appointments and promotions, effective March 1, 2019, that will allow the Company to continue to execute on its capital efficient growth and best in class operations on a now significantly larger asset base.

Kaes Van’t Hof, currently Senior Vice President of Strategy and Corporate Development, has been appointed Chief Financial Officer and Executive Vice President of Business Development for Diamondback. Tracy Dick will assume the role of Chief Accounting Officer and Executive Vice President for Diamondback, and will remain Chief Financial Officer of Viper Energy Partners LP (“Viper”). Mr. Van’t Hof will also remain in his current role as President of Viper.

Matt Zmigrosky will assume the role of Executive Vice President, General Counsel and Secretary, replacing Randall Holder, who will be retiring at the end of the first quarter of 2019 after having worked at Diamondback since November 2011, prior to the Company’s initial public offering (“IPO”). Prior to joining Diamondback, Mr. Zmigrosky was in the private practice of law for over 15 years, most recently as a partner at Akin Gump Strauss Hauer & Feld LLP, where he worked extensively with Diamondback and its subsidiaries.

Russell Pantermuehl, currently Executive Vice President of Reservoir Engineering, will assume the role of Executive Vice President and Chief Engineer.

Jennifer Soliman, currently Senior Vice President and Chief Human Resources Officer, has been promoted to Executive Vice President and Chief Human Resources Officer.

Thomas Hawkins, currently Senior Vice President of Land, has been promoted to Executive Vice President of Land.

Paul Molnar, currently Executive Vice President of Exploration and Business Development, will be retiring at the end of the first quarter of 2019 after having worked at Diamondback since August 2011, prior to the Company’s IPO.

“I would like to express my sincere gratitude to Paul and Randy for their significant contributions to Diamondback over the past seven plus years. Both gentlemen are founders of the Company and have been instrumental to the success and growth of Diamondback from a small cap producer of less than 3,000 barrels per day at the time of our IPO in 2012 to the large cap Permian producer we are today. Their daily contributions to Diamondback will be missed,” stated Travis Stice, Chief Executive Officer of Diamondback.

Diamondback today also announced the promotion of five current Vice Presidents to Senior Vice President as well as the addition of two Vice Presidents and the promotion of one Director to Vice President.

Promoted Senior Vice Presidents:

•	Daniel Wesson has been promoted to Senior Vice President of Operations from Vice President of Operations

•	David Cannon has been promoted to Senior Vice President of Geoscience and Technology from Vice President of Geoscience

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Joe Niederhofer has been promoted to Senior Vice President of Midstream Operations from Vice President of Midstream Operations. Joe recently joined Diamondback from Energen Corporation (“Energen”), where he was the Vice President of Permian Basin Operations

•	Kara Blubaugh-Few has been promoted to Senior Vice President of Accounting and Controller from Vice President of Accounting and Controller

•	Marc Dingler has been promoted to Senior Vice President of Government Affairs and Deputy General Counsel from Vice President of Legal and Deputy General Counsel

New Vice Presidents:

•	Adam Lawlis has been promoted to Vice President of Investor Relations from Director of Investor Relations

•	Al Barkmann recently joined Diamondback as the Vice President of Reservoir Engineering. Al joined Diamondback from Energen, where he was the Reservoir Engineering Manager

•	Yong Cho was promoted to Vice President of Drilling in August 2018 after joining Diamondback as Drilling Manager of the Delaware Basin in 2017

Mr. Stice continued, “The appointments and promotions announced today only emphasize the strength and depth of our management team at Diamondback. As we grow in size and scale, these ‘next level leaders’ are pivotal to the continued success of the Company to execute on our core philosophy of best in class execution, low cost operations and transparency.”

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork, Bone Spring and Cline formations.

Investor Contact: Adam Lawlis +1 432.221.7467 alawlis@diamondbackenergy.com

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